Exhibit 4(g)

Form of C-Share Rider

WESTERN RESERVE LIFE	Home Office: Columbus, Ohio
ASSURANCE CO. OF OHIO	Administrative Office:
A Stock Company	P.O. Box 5068
(Hereafter called the Company, We, Our or Us)	Clearwater, Florida 33758-5068
(727) 299-1800

WAIVER OF SURRENDER CHARGE RIDER

The Policy to which this Rider is attached is amended to include the following language:

Withdrawals may be made at any time free of Surrender Charges.

You may withdraw all or a portion of the Policy Value without Surrender Charges.

This Rider is effective on the Policy Date and can only be terminated when the policy to which this Rider is attached terminates. This Rider is subject to all the terms and conditions of the policy not inconsistent herewith.

Signed for us at our home office.

/s/ William H. Geiger	/s/ Jerome C. Vahl
SECRETARY	PRESIDENT